Bar Harbor Bankshares Logo / 2002 Annual Report
Experience you can trust.

(Graphic)

IFC & PAGE 1

Bar Harbor Bankshares / 2002 Annual Report

Shareholder Letter / 2002 Annual Report

2 Bar Harbor Banking and Trust Company 2002 Year in Review

4 BTI Financial Group 2002 Year in Review

6 Taking Care of Business

7 Community Involvement

8 Report of Independent Accountants

9 Five-Year Selected Financial Data

10 Consolidated Balance Sheets

11 Consolidated Statement of Income

12 Financial Overview

14 Management List

15 Employee List

16 Corporate Information

ibc Office Locations

(Graphic) (Graphic)

John P. Reeves Joseph M. Murphy

Chairman of the Board President & Chief Executive Officer

People you Know

DEAR FELLOW SHAREHOLDER:

We are pleased to share with you our Annual Report for 2002.

During the past year, one of our more recognizable and well-received advertising campaigns used the theme "Experience You Can Trust". In this report we are again emphasizing the depth and breadth of the Bar Harbor Bankshares team and how that experience can be counted upon to deliver the professional advice and counsel our customers seek. We hope you, the shareholder, also recognizes the value our collective experience brings to the stewardship of your company, and we have chosen that notion as the theme of this report.

Despite some unsettling economic factors, 2002 was a year marked by strong growth and resurging profitability:

  2002 Net Income was $4.6 million, an increase of 30% over 2001
  Total Loans grew 18% to $352 million
  Deposits grew 10% to $322 million
  Assets grew by $67 million, or 14%, to $554 million

A sustained period of historically low interest rates fueled unprecedented demand for new and refinanced home mortgages and home equity loans. This demand tested our capacity to manage high volume while maintaining service quality, and we are happy to report that we are more than up to the task. Delivering mortgages and consumer loans with speed, accuracy and responsiveness has become a hallmark of our franchise and one we will continue to develop.

As we’ve been pleased to report throughout the year, asset quality has remained strong. Delinquency, non-performing loans, and charge-offs were at low levels throughout 2002. We are quite pleased with this trend and view it as a solid platform upon which to build our loan portfolios, both retail and commercial.

The sustained bear market that we have been experiencing since 2000 continues to present difficult challenges, exacerbated by global unrest and a lingering soft economy still struggling to rebound. Our financial subsidiary, BTI Financial Group, was tested by these conditions, as values of assets under management declined steadily in 2002, until stabilizing during the fourth quarter. While BTI posted a meaningful loss for the year, we are very pleased with the skill, resolve and concern for our customers that our team displayed while managing through difficult conditions.

During 2002, issues of corporate governance took center stage nationally in the aftermath of well-publicized breaches of trust by some high-profile corporate leaders. As a result, all public corporations, including Bar Harbor Bankshares, will share a legacy of increased public and regulatory scrutiny. We believe this is a healthy development. Bar Harbor Bankshares, as most companies, has always embraced high standards of accountability. We are eager to demonstrate that accountability by early and rigorous adherence to new disclosure and certification regimens prescribed by Sarbanes-Oxley legislation and related requirements.

One of the most fundamental aspects of the Bar Harbor Bankshares corporate history is a commitment to high standards of citizenship in the communities we serve. This past year was no exception. On behalf of all our constituents, we were delighted to make meaningful financial contributions to worthy projects in an effort to reinforce the quality of life available to all members of our communities. Beyond our financial support, and perhaps even more significant, members of our corporate family donated untold hours of volunteer energy to a wide variety of community service initiatives. Their generosity of spirit has become a hallmark of our organization.

At the forthcoming Annual Meeting, two long-time directors will retire after years of dedicated service. Bob Gilfillan, now a member of the Bar Harbor Banking and Trust Company board, has served in various board capacities since 1956 and is a former Chair of the Bar Harbor Bankshares board. Bernard "Sonny" Cough has been a member of the Bar Harbor Bankshares board since 1985 and has chaired a number of committees. We will miss their wise counsel and their devotion to the Bar Harbor Bankshares family.

For 2003, we have set high but realistic goals for ourselves. These goals are based upon genuine core business opportunities in our markets and are achievable with the staff, tools and skills we can deploy today. You can count upon us to stay focused upon fundamentals and to make the most of these opportunities. We are blessed with many assets; chief among these are: a skilled and dedicated staff, the loyalty of our customers and the confidence of our shareholders. Our experience tells us that these are precious assets that cannot be taken for granted. In 2003 and beyond, you can trust that we will do everything in our power to fulfill your expectations of us.

John P. Reeves                     Joseph M. Murphy
Chairman of the Board             President & Chief Executive Officer
Bar Harbor Bankshares              Bar Harbor Bankshares

(Signature) (Signature)

Bar Harbor Bankshares 1

PAGE 2 & PAGE 3

Year in Review / 2002 Annual Report

Year in Review / 2002 Annual Report

Our growth and longevity has confirmed our success

2002 Year in Review

Directors of the Company and its Subsidiaries:

(Graphic)

Robert C. Carter, Machias
Bar Harbor Banking and Trust Company

(Graphic)

Thomas A. Colwell, Deer Isle
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company

(Graphic)

Bernard K. Cough, Bar Harbor
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company

(Graphic)

Peter Dodge, Blue Hill
Bar Harbor Banking and Trust Company

(Graphic)

Martha T. Dudman, Northeast Harbor
Bar Harbor Bankshares,
BTI Financial Group

(Graphic)

Dwight L. Eaton, Brooksville
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company,
BTI Financial Group, Chair

(Graphic)

Ruth S. Foster, Ellsworth
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company

(Graphic)

Cooper F. Friend, Ellsworth
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company,
BTI Financial Group

(Graphic)

Robert L. Gilfillan, Bar Harbor
Bar Harbor Banking and Trust Company

(Graphic)

John P. McCurdy, Lubec
Bar Harbor Banking and Trust Company

(Graphic)

Joseph M. Murphy, Mount Desert
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company, Chair,
BTI Financial Group

(Graphic)

Robert M. Phillips, Sullivan
Bar Harbor Banking and Trust Company,
BTI Financial Group

(Graphic)

Dean S. Read, Bar Harbor
Bar Harbor Bankshares,
Bar Harbor Banking and Trust Company

(Graphic)

John P. Reeves, Bar Harbor
Bar Harbor Bankshares, Chair,
Bar Harbor Banking and Trust Company,
BTI Financial Group

(Graphic)

Constance C. Shea, Mount Desert
Bar Harbor Banking and Trust Company

(Graphic)

Scott G. Toothaker, Ellsworth
Bar Harbor Bankshares

BAR HARBOR BANKING AND TRUST COMPANY 2002 YEAR IN REVIEW

Bar Harbor Banking and Trust Company recorded significant gains in 2002 in many areas of the Bank that reflect well upon the efforts of our excellent team of committed professionals. These gains also reflect the confidence of our customers, both long-term and new, who value our approach to community banking. This approach is hardly revolutionary---it is 115 years old this year----we listen, we help and we care.

The following are highlights that this community banking approach has produced:

  Total average loans increased in 2002 by $42 million to $326 million, or 15%. This increase was led by a record year in residential mortgage originations, and we continue to be the local market leader in that category. While commercial loans remained relatively flat, we focused on building a higher quality loan portfolio by deepening existing relationships and attracting high-quality new business.
  We continued to improve our asset quality, as detailed on page 13 of this Annual Report under the "Provision for Loan Losses" section. Global and economic uncertainties make it even more important that we keep our credit standards and asset quality high so that Bar Harbor Banking and Trust Company will continue to be in a strong position to support our customers and communities as we have for the last 115 years and counting.
  Total average deposits increased nearly $24 million to $303 million, or an 8% increase in 2002, with the mix shifting out of certificates of deposit and into demand and savings instruments. Two very successful products, our Preferred Choice checking account and our Investors Choice money market account, led deposit increases. Together, Preferred Choice and Investors Choice increased by nearly $26 million, or 65%, to $65 million. "Choice" is a theme in our deposit products, and this growth demonstrates that our customers believe the best choices are at Bar Harbor Banking and Trust Company.

We engaged an independent consulting firm in October to do a professional shopping evaluation of our frontline customer service and sales skills. We are very proud to tell you that our team members received excellent scores, well above peer norms. We will continue these evaluations in the future, to maintain and improve our high levels of customer service.

Good people are at the core of our success, and we have added talented new people to our organization in 2002. Some of those new people, along with many of our long-time members, are featured in the July 2002 Team Bankshares photograph on the fold-out page at the back of this Annual Report.

We also know the fast, friendly, efficient service is a key to customer satisfaction. At present, we are installing new automated loan processing systems designed to eliminate redundant paperwork, which should enable our employees to be more efficient and productive for our customers. A current success in our "high-tech, high-touch" initiative is our On-Line Direct Internet banking program, now serving over 2,000 customers.

We are a good neighbor as well a financial institution. As the Bank has derived great benefit from the communities we serve, we are pleased to give back to those communities on many different levels.

During 2002 the Bank contributed a very generous $183,000 in donations to not-for-profit and local charitable organizations.

  Our officers and employees back up our monetary commitment with an impressive volunteer spirit. They averaged over nine hours per month of community service, or more than 7,000 hours total, in 2002. Our list of volunteer participation and projects is too extensive to list here, but includes numerous organizations in our Hancock and Washington County communities.
  We sponsor a Community Commitment Day each Friday whereby employees contribute a dollar or more to dress casually on that day. The Bank matches employee contributions, and a different location chooses the beneficiary of those funds each month. In 2002, Community Commitment Days contributed over $13,000 to various worthy individuals and charities in Down East Maine.

Our 115 years of solid history at BHBT was built upon integrity, hard work, and the unwavering understanding that our success is totally dependent on "helping our customers, communities, employees and shareholders achieve their financial goals and dreams". Our team reinforces that mission every day by working to understand our customers and their needs and helping them find appropriate financial solutions. The results of those efforts continue to be apparent, not only in our improving financial performance, but also in our tremendous level of teamwork, volunteerism and community support. Down East Maine is a wonderful place to live and work, and we are proud of our leadership role in helping to improve our communities’ quality of life with "Experience You Can Trust".

2 Bar Harbor Bankshares Bar Harbor Bankshares 3

PAGE 4 & PAGE 5

Year in Review / 2002 Annual Report

Delivering the most diversified and highest quality financial services.

Senior Officers:

(Graphic)

Michael W. Bonsey, Senior Vice President, Credit Administration,
Bar Harbor Banking and Trust Company

(Graphic)

Gregory W. Dalton, Senior Vice President, Lending,
Bar Harbor Banking and Trust Company

(Graphic)

R. Scott Hays, President,
Dirigo Investments, Inc.,
(BTI Financial Group)

(Graphic)

Stephen M. Leackfeldt, Senior Vice President, Retail Banking,
Bar Harbor Banking and Trust Company

(Graphic)

Brett S. Miller, President,
Block Capital Management,
(BTI Financial Group)

(Graphic)

Dennis K. Miller, Senior Vice President, Audit & Risk Management,
Bar Harbor Bankshares

(Graphic)

Joseph M. Murphy, President & Chief Executive Officer,
Bar Harbor Bankshares,
BTI Financial Group

(Graphic)

Joseph M. Pratt, President,
Bar Harbor Trust Services,
(BTI Financial Group)

(graphic)

Dean S. Read, President & Chief Executive Officer,
Bar Harbor Banking and Trust Company

(Graphic)

Marsha C. Sawyer, Clerk,
Bar Harbor Bankshares,
Senior Vice President, Human Resources
Bar Harbor Banking and Trust Company

(Graphic)

Gerald Shencavitz, Chief Financial Officer,
Bar Harbor Bankshares & Subsidiaries,
Chief Operating Officer,
Bar Harbor Banking and Trust Company

BTI FINANCIAL GROUP 2002 YEAR IN REVIEW

BTI Financial Group offers comprehensive financial services in support of Bar Harbor Bankshares’ mission to provide the full spectrum of financial solutions to individual, commercial and not-for-profit clients. BTI takes a comprehensive and sophisticated approach to full service financial management as we offer strong planning capabilities such as trust, estate management and charitable funding techniques. Our approach to wealth management services provides a complete team-based advisory approach with access to a broad array of product solutions. Over the long term, this approach will ensure the retention and development of valued relationships, and the enhanced corporate profitability that follows.

By any standard, 2002 was a very challenging year for investors and asset managers alike. The noted decline in technology and communication stocks was compounded by weaknesses in many other sectors as well. Several high-profile corporate scandals, global uncertainties and concerns about the continued economic and political threats of terrorism have also undermined the confidence of investors.

Under these trying conditions, we believe that the value of relationship-driven advisors like BTI has never been more evident. We understand that our core advantage is our commitment to talk with and listed to our clients. We did that extensively in 2002, and we will do so going forward. We are in business to help our clients manage their financial assets through the rigors of unpredictable market cycles. By working closely with them, we are able to help our clients refine their investment strategies, their time horizons and their risk tolerances.

In terms of financial performance, 2002 was a disappointing year for the BTI units. With declines in the values of assets under management, and the reluctance of brokerage customers to re-enter the market, BTI saw overall fee revenues decline by 31% compared to 2001 levels. Given these fundamental challenges, BTI management responded by paying close attention to managing capacity, improving efficiencies, enhancing our product set and improving our service delivery standards.

Within Bar Harbor Trust Services, led by its President, Joseph Pratt, we implemented numerous enhanced policies and procedures, customer care disciplines and information management techniques to ensure that every aspect of our internal operation is organized to deliver the highest possible level of client service while closely managing expenses. During 2002, we made outreach to our clients our highest priority and committed to defined "service pledges" to ensure frequent and effective communication to all our clients.

Block Capital Management, led by President and Chief Investment Officer, Brett Miller, CFA, manages discretionary assets on behalf of clients it shares with Bar Harbor Trust Services. In 2002, Block devoted its energies to navigating the unusually difficult conditions in the capital markets. We devoted much of 2002 to working with clients to clarify investment goals and either confirm or redefine those goals in light of rapidly changing market conditions, paying particular attention to asset allocation. During 2002, Block also introduced its Optima product, which uses indexed exchange traded funds as a passive alternative to actively managed investments.

Dirigo Investments, Inc., BTI’s brokerage subsidiary, welcomed its new President, Scott Hays, in September 2002. Under Scott’s leadership, Dirigo diversified its product offerings to meet emerging demands from our customers. Among these are increased client interest in fixed annuities and Long Term Care insurance. Dirigo also launched an active campaign to assist small and mid-size businesses implement SIMPLE and 401(k) plans for their employees. This initiative has met with good success, and we anticipate it will become a major aspect of Dirigo’s business development activities in 2003 and beyond.

Mission Statement

Every member of the Bar Harbor Bankshares family is committed to helping our customers, communities, employees, and shareholders achieve their financial goals and dreams.

4 Bar Harbor Bankshares Bar Harbor Bankshares 5

PAGE 6 & PAGE 7

Taking Care of Business / 2002 Annual Report

Community Involvement / 2002 Annual Report

Taking Care of Business Through Community Involvement.

Taking Care of Business

1. (Graphic) 2. (Graphic) 5. (Graphic) 6. (Graphic)

3. (Graphic) 4. (Graphic) 7. (Graphic) 8. (Graphic)

1 Community FoodBank is a campaign that we run every November. We teamed up once again in 2002 with Magic 95.7 to promote this nearly month-long food collection program and held three live remotes at local Shop ‘n Saves in Ellsworth, Bar Harbor, and Machias. A team of volunteers is pictured collecting food at Graves Shop ‘n Save in Bar Harbor.

2 Enthusiastic golfers head out to play in the 9th Annual David R. Harding Memorial Benefit Golf Tournament. This popular event has raised over $30,000 since its debut in 1993 and continues to support local not-for-profit organizations. The 2002 beneficiaries were the Hospice of Hancock County and the SPCA of Hancock County.

3 Bar Harbor Bankshares donated $1,000 to the City of Ellsworth’s High Street Beautification Project. The city is working towards improving the aesthetic appeal of High Street in conjunction with the DOT’s widening project.

4 The Bar Harbor 4th of July parade is always a fun time. Over 30 Bankshares employees and family members participated to create an award-winning float and display it in the parade.

5 Margie Gray, BHBT’s Branch Relationship Manager in Blue Hill, is assisting Tim Garrity and the Blue Hill Memorial Hospital achieve success by providing them with quality financial service.

6 The Lubec Bank Team led 2002 referrals to BTI and was presented the top referrals trophy at a Team Bankshares quarterly meeting.

7 A car full of BTI employees heads off to participate in the Friends of Acadia Earth Day Roadside Cleanup held on Saturday, April 27. Bar Harbor Bankshares had a record number of employees participate, and collected over 30 bags of garbage along the Eagle Lake Road. Everyone had a fun time and helped the environment!

8 Kathleen Mulligan and David Frongillo, along with Matt Frongillo, manager, are the new owners of 124 Cottage Street Restaurant. Working with Vicki Leeman and Karri Bailey, their BHBT Commercial Loan Officers, Kathleen and David were able to reach their goals and dreams of establishing and operating a successful restaurant in Bar Harbor.

6 Bar Harbor Bankshares Bar Harbor Bankshares 7

Report of Independent Accountants / 2002 Annual Report

BERRY . DUNN . MCNEIL & PARKER

(Graphic)

Certified Public Accountants
Management Consultants

To the Board of Directors of Bar Harbor Bankshares,

We have audited, in accordance with U.S. generally accepted auditing standards, the consolidated balance sheets of Bar Harbor Bankshares and its subsidiaries as of December, 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the three year period ended December 31, 2002 (not presented herein); and in our report dated February 14, 2003, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

(Signature)

Portland, Maine
February 14, 2003

100 MIDDLE STREET, PO BOX 1100, PORTLAND, ME 04104-1100

207-775-2387 FAX 207-774-2375

WWW.BDMP.COM

8 Bar Harbor Bankshares

Five Year Selected Financial Data / 2002 Annual Report

(Dollars in thousands, except per share data):
	2002	2001	2000	1999	1998
BALANCE SHEET DATA
Total Assets	$553,818	$487,203	$466,225	$456,809	$392,047
Total Loans	351,535	297,970	271,381	261,189	229,435
Total Investments	162,300	142,073	154,464	160,785	131,285
Total Deposits	322,015	291,833	278,076	281,708	266,448
Total Borrowings from Federal Home Loan Bank	156,558	120,900	119,152	113,035	66,120
Total Shareholders’ Equity	53,836	52,538	50,507	49,145	46,861
Average Assets	518,939	468,249	471,572	428,555	363,657
Average Shareholders’ Equity	52,813	52,279	49,550	48,131	44,172

RESULTS OF OPERATIONS
Interest and dividend income	$32,352	$33,892	$35,333	$31,952	$29,211
Interest expense	12,775	15,751	17,616	13,802	11,973
Net interest income	19,577	18,141	17,717	18,150	17,238
Provision for loan losses	1,100	2,000	952	474	336
Net interest income after
provision for loan losses	18,477	16,141	16,765	17,676	16,902

Non-interest income
(including net security gains(losses))	6,413	7,520	7,066	5,854	5,688
Non-interest expense	18,336	18,489	16,615	14,298	12,865

Pre-tax income	6,554	5,172	7,216	9,232	9,725
Applicable income taxes	1,742	1,661	2,419	3,007	3,118

Net income before accounting change	4,812	3,511	4,797	6,225	6,607
Less: Accounting change	247	–	–	–	–
Net income	$4,565	$3,511	$4,797	$6,225	$6,607

EARNINGS PER SHARE
Basic before accounting change	$1.49	$1.07	$1.43	$1.81	$1.92
Accounting change	(0.07)	–	–	–	–
Basic after accounting change	$1.42	$1.07	$1.43	$1.81	$1.92

Diluted before accounting change	$1.47	$1.06	$1.43	$1.81	$1.92
Accounting change	(0.07)	–	–	–	–
Diluted after accounting change	$1.4	$1.06	$1.43	$1.81	$1.92

Return on total average assets	0.88%	0.75%	1.02%	1.45%	1.82%
Return on total average equity	8.64%	6.72%	9.68%	12.93%	14.96%
Average equity/average assets	10.18%	11.16%	10.51%	11.23%	12.14%

(Graphic) (Graphic) (Graphic)

Bar Harbor Bankshares 9

Consolidated Balance Sheets / 2002 Annual Report

BAR HARBOR BANKSHARES AND SUBSIDIARIES
DECEMBER 31, 2002, AND 2001
(dollars in thousands)

	2002	2001
ASSETS
Cash and due from banks	$ 11,529	$ 17,355
Securities:
Available for sale, at market	128,826	106,743
Held to maturity (market value $32,077 and $24,943 at
December 31, 2002 and 2001, respectively)	31,545	26,866
Other securities	1,929	8,464
Total securities	162,300	142,073
Loans	351,535	297,970
Allowance for loan losses	(4,975)	(4,169)
Loans, net of allowance	346,560	293,801
Premises and equipment, net	11,313	12,118
Goodwill	375	750
Other assets	21,741	21,106
Total assets	$553,818	$487,203

LIABILITIES
Deposits
Demand deposits	$ 46,001	$ 46,112
NOW accounts	50,172	45,685
Savings deposits	108,982	91,140
Time deposits	116,860	108,896
Total deposits	$ 322,015	$ 291,833
Securities sold under repurchase agreements	13,943	15,159
Borrowings from Federal Home Loan Bank	156,558	120,900
Other liabilities	7,466	6,773
Total liabilities	499,982	434,665

TOTAL SHAREHOLDERS’ EQUITY
Capital stock, par value $2.00; authorized 10,000,000 shares;
issued 3,643,614 shares in 2002 and 2001, respectively	7,287	7,287
Surplus	4,002	4,002
Retained earnings	45,994	43,875
Accumulated other comprehensive income:
Unrealized appreciation on securities
available for sale & derivative instruments, net of taxes of
$1,209 and $880 at December 31, 2002 and December 31, 2001,
respectively	2,347	1,707
Less: cost of 463,913 shares and 386,314 shares
of treasury stock at December 31, 2002 and 2001, respectively	(5,794)	(4,333)

Total shareholders’ equity	53,836	52,538

Total liabilities and shareholders’ equity	$ 553,818	$ 487,203

Referr to the Bar Harbor Bankshares Annual Report on Form 10-K for a complete set of financial statements.

10 Bar Harbor Bankshares

Consolidated Statement of Income / 2002 Annual Report

BAR HARBOR BANKSHARES AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(dollars in thousands, except per share data)

	2002	2001	2000
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$23,754	$24,308	$23,939
Interest and dividends on securities and federal funds	8,598	9,584	11,394
Total interest and dividend income	32,352	33,892	35,333

INTEREST EXPENSE
Deposits	5,880	8,298	9,008
Short-term borrowings	770	2,722	550
Long-term borrowings	6,125	4,731	8,058
Total interest expense	12,775	15,751	17,616

Net interest income	19,577	18,141	17,717
Provision for loan losses	1,100	2,000	952
Net interest income after provision for loan losses	18,477	16,141	16,765

NON-INTEREST INCOME
Trust and other financial services	2,261	3,407	3,200
Service charges on deposit accounts	1,483	1,864	1,364
Other service charges, commissions and fees	225	438	1,035
Credit card service charges and fees	1,654	1,528	1,426
Other operating income	340	283	41
Net securities gains	450	–	–
Total non-interest income	6,413	7,520	7,066

NON-INTEREST EXPENSES
Salaries and employee benefits	9,235	8,534	7,937
Occupancy expense	1,111	1,100	865
Furniture and equipment expense	1,535	1,510	1,680
Credit card expenses	1,224	1,209	1,162
Other operating expense	5,231	6,136	4,971
Total non-interest expenses	18,336	18,489	16,615

Income before income taxes and cumulative
effect of accounting change	6,554	5,172	7,216
Income taxes	1,742	1,661	2,419

Net income before cumulative effect of accounting change	4,812	3,511	4,797
Less: cumulative effect of change in accounting for goodwill,
net of tax of $128	247	–	–
Net Income	$4,565	$3,511	$4,797

EARNINGS PER SHARE DATA
Weighted average number of capital stock shares outstanding
Basic	3,219,377	3,279,043	3,360,770
Effect of dilutive employee stock options	50,743	32,118	–
Diluted	3,270,120	3,311,161	3,360,770

Basic before cumulative effect of accounting change	$1.49	$1.07	$1.43
Cumulative effect of change in accounting for goodwill,
net of income tax benefit	(0.07)	–	–
Basic	$1.42	$1.07	$1.43

Diluted before cumulative effect of accounting change	$1.47	$1.06	$1.43
Cumulative effect of change in accounting for goodwill,
net of income tax benefit	(0.07)	–	–
Diluted	$1.4	$1.06	$1.43

Dividends per share	$0.76	$0.76	$0.76

Refer to the Bar Harbor Bankshares Annual Report on Form 10-K for a complete set of financial statements.

Bar Harbor Bankshares 11

PAGE 12 & PAGE 13

Financial Overview / 2002 Annual Report

BALANCE SHEET

Total Assets

The Company’s total assets ended the year at $554 million, representing growth of $67 million, or 14%, compared with 2001.

Loans

Total loans at December 31, 2002 stood at $352 million, representing an increase of $54 million, or 18%, compared with 2001. Loan growth was led by exceptionally strong consumer real estate lending, with favorable interest rates and a healthy local economy serving as a catalyst. Consumer real estate loans climbed $36 million during 2002, or 24%, and ended the year at $185 million. Home equity loans grew to $34 million at year-end, representing an increase of 61% compared with 2001.

Investment Securities

The investment securities portfolio continued to serve as a key source of revenue for the Company. The portfolio averaged $162 million in 2002, representing growth of $10 million, or 7%, compared with 2001.

Deposits

The Company’s consumer and commercial deposit base continued to grow in 2002, ending the year at $322 million, or 10% higher than 2001. Depositor preference during 2002 appeared to be one of greater liquidity, given weakened economic and market conditions. Deposit growth was led by money market and savings accounts, posting a year-over-year increase of $18 million, or 20%. The growth in time deposits, excluding brokered funds, slowed to 2% during 2002, presumably due to depositors’ hesitancy in committing to longer-term fixed rate investments during a period of historically low interest rates.

Borrowings

Borrowings consist of advances from the Federal Home Loan Bank, and are principally utilized to support the Company’s investment securities portfolio and, to a lesser extent, fund loan growth. They also provide a means to help manage balance sheet interest rate risk. Average borrowed funds amounted to $157 million during 2002, representing an increase of 21% compared with the prior year.

Shareholders’ Equity

Consistent with its long-term goal of operating a sound and profitable organization, the Company continues to be "well capitalized" according to regulatory standards. During 2002, the Company maintained its historically strong capital position, which is vital in promoting depositor and investor confidence and providing a solid foundation for future growth. At December 31, 2002, the Company’s ratio of Tier 1 Capital to risk-weighted assets stood at 13.2% and its was well above regulatory requirements.

INCOME STATEMENT

Net Income

Net income for the year ended December 31, 2002 amounted to $4.6 million, or $1.40 per fully diluted share of capital stock, compared with $3.5 million or $1.06 per fully diluted share in 2001, representing increases of 30% and 32%, respectively.

Net Interest Income

Included in 2002 and 2001 net interest income was $1.5 million and $499 thousand of tax-exempt income from certain investments and loans, resulting in a reduction in the Company's income tax expense of $613 thousand and $193 thousand, respectively. The Company’s net interest income, on a fully tax equivalent basis, amounted to $20.2 million in 2002, representing an increase of $1.9 million, or 10%, compared with 2001. The increase in net interest income was attributed to $52 million in average earning asset growth between periods. Despite historically low interest rates, including a significant parallel decline in the Treasury yield curve, the 2002 net interest margin held relatively stable on a year-over-year basis, declining seven basis points to 4.14%.

(Graphic)

Non-Interest Income

Non-interest income amounted to $6.4 million in 2002, representing a decline of $1.1 million, or 14.7%, compared with the prior year. These results were principally attributed to revenue declines at BTI Financial Group, as fees generated from the market value of assets under management and retail brokerage transactions were impacted by depressed securities markets, troubled world economies, geo-political uncertainties, and restrained investor confidence.

(Graphic)

Non-Interest Expense

The Company’s total non-interest expense amounted to $18.3 million in 2002, representing a decline of $153 thousand, or 1%, compared with 2001. Expense declines were led by changes made at BTI Financial Group during 2002, aided by a one-time restructuring charge taken during the fourth quarter of 2001 at BTI.

Provision For Loan Losses

The Company expensed a provision for loan losses totaling $1.1 million during 2002, representing an amount required to maintain the allowance for loan losses at the necessary level. The 2002 provision represented a decline of $900 thousand compared with 2001.

The Company continued to maintain its non-performing loans at significantly lower levels than in prior years and attributes this improvement to the strengthening of its credit administration processes and underwriting standards. At December 31, 2002, total non-performing loans amounted to $1.2 million or 0.33% of total loans, compared with $2.3 million or 0.79% at the same date last year. Net charge offs to average loans amounted to 0.09% in 2002, compared with 0.73% in 2001. At December 31, 2002, the Company’s reserve for loan losses expressed as a percent of non-performing loans stood at 424%, compared with 178% at the same date last year.

(Graphic)

12 Bar Harbor Bankshares Bar Harbor Bankshares 13

Management List (as of March 19, 2003) / 2002 Annual Report

Bar Harbor Bankshares Management

President & Chief Executive Officer

Joseph M. Murphy

Chief Financial Officer & Treasurer

Gerald Shencavitz

Senior Vice President, Audit & Risk Management

Dennis K. Miller

Internal Auditor

Cheri R. Sankey

Corporate Secretary

Judith W. Fuller

Bar Harbor Banking and Trust Company Management

President & Chief Executive Officer

Dean S. Read

Chief Operating Officer, Chief Financial Officer & Treasurer

Gerald Shencavitz

Senior Vice Presidents

Michael W. Bonsey, Credit Administration

Gregory W. Dalton, Lending

Stephen M. Leackfeldt, Retail Banking

Marsha C. Sawyer, Human Resources

Vice Presidents

David S. Cohen, Controller

Patricia J. Curtis, Mortgage Originator

Richard E. Dickson, Managed Assets

David B. Doolittle, Commercial Lender

Thomas E. Estes, Sr., Mortgage Originator

John F. Gibbons, Jr., Mortgage Originator

Wilfred R. Hatt, Business Development Officer

John F. Lewicki, Jr., Information Systems

Cheryl Mullen, Retail Sales & Service

Andrew X. Sankey, General Services & Security

Lottie B. Stevens, Mortgage Lending & Compliance

Linda B. Stratton, Deer Isle Office

David W. Thibault, Operations

Assistant Vice Presidents

Karri A. Bailey, Commercial Lender

Marcia T. Bender, Branch Operations

Cale L. Burger, Commercial Loans

Audrey H. Eaton, Ellsworth Office

Marjorie E. Gray, Blue Hill Office

Barbara F. Hepburn, Human Resources

Maureen T. Lord, Lubec Office

Judith L. Newenham, Milbridge Office

Lisa L. Parsons, Northeast Harbor Office

Christian L. Pushor, Southwest Harbor Office

Carol J. Pye, Bar Harbor Office

Officers

Richard H. Bansley III, Information Systems

Dawn L. Lacerda, Loan Operations

Vicki L. Leeman, Commercial Lender

Bonnie A. Poland, Retail Banking

Lester L. Porter, Assistant Controller

Managers

Judi L. Anderson, Administrative Services

Laura A. Bridges, Statements, Research and Call Center

Elena M. Chapman, Electronic Banking

Brenda B. Colwell, Training

Brenda J. Condon, Customer Service Manager, Blue Hill Office

Linda C. Elliott, Customer Service Manager, Winter Harbor Office

Valorie D. Jandreau, Customer Service Manager, Deer Isle Office

Corey M. Maddocks, Information Systems Operations

Deborah A. Maffucci, Accounting

Lisa Mallock-Ross, Customer Service Manager, Machias Office

J. Paul Michaud, Project Manager

Dawn B. Nason, Account Reconciliation

Alexandra Orcutt, Customer Service Manager, Ellsworth Office

Debra R. Sanner, Customer Service Manager, Southwest Harbor Office

Terry E. Tracy, Deposit Operations

Mortgage Originator

Melanie R. Young

BTI Financial Group Management

President & Chief Executive Officer

Joseph M. Murphy

Chief Financial Officer & Treasurer

Gerald Shencavitz

Bar Harbor Trust Services

President

Joseph M. Pratt, Trust Officer

Vice Presidents

Melanie J. Bowden, Trust Officer

Faye A. Geel, Trust Officer

Sarah C. Robinson, Trust Officer

Assistant Vice Presidents

Mischelle E. Adams, Trust Officer

Lara K. Horner, Financial Systems Officer

Block Capital Management

President

Brett S. Miller, Chief Investment Officer

Portfolio Manager

Joshua A. Radel

Dirigo Investments, Inc.

President

R. Scott Hays

Vice President

Sonja L. Mitchell, Financial Consultant

Financial Consultants

Sharee M. Fitton

John P. Lynch, Jr.

Kendall A. Olsen

14 Bar Harbor Bankshares

Employee List (as of March 19, 2003) / 2002 Annual Report

Gwen M. Abbott	Sharon E. Hobbs	Judy A. Richards
Deena M. Allen	Jeanette L. Howie	Sara E. Richartz
Faye M. Allen	Lynn L. Huffman	Nancy W. Robbins
Pamila M. Alley	Tracy L. Hurd	Frank J. Roberts, Jr.
Stacie J. Alley	Mistie L. Hutchins	Jane M. Robinson
June G. Atherton	Debbie E. Innes	Hillary A. Salisbury
Vicki J. Austin	Maureen E. Kane	Amanda L. Salsbury
Stephanie A. Baker	Rebecca H. Kent	Elisabeth T. Santerre
Amanda R. Barbee	Cheryl L. Kessler-Young	Jennifer M. Saunders
Chris S. Barnes	Karen A. LaCharite	Michelle L. Schulze
Steven W. Blackett	Paula M. Lamoureux	Debra L. Scott-Henderson
Donna L. Blankley	Robert J. Lavoie	Catherine P. Scovill
Penny S. Brady	Melissa I. Lawson	Clark F. Scoville
Katy A. Bryer	Bonnie S. LeBlanc	Bridgette M. Shorey
Antoinette S. Buzzard	Marlene A. Lloyd	Stacey J. E. Sinford
Melony A. Case	Judy A. Logan	Colleen H. Smith
Janice F. Cassidy	Carolyn R. Lynch	Rebecca H. Smith
Patricia M. Chapman	Kimberly A. MacDonald	Virginia A. Smith
Jamie L. Church	Colleen E. Maynard	Andrea L. Snow
Judy E. Colbeth	Carla E. McConnell	Betty E. Sprague
Katie M. Colford	Melissa A. Meserve	Letitia S. Stanley
Theresa L. Colson	Paula M. Michaud	Holly B. Strout
Fred H. Crisco	Kara M. Miller	Jennifer L. Sutherland
Pamela L. Curativo	Mary Jane Miltner	Belinda A. Swett
Kendall H. Daley	Kimberly S. Miner	Barbara R. Tausch
Laura H. Danielson	Sherry A. Mitchell	Charlotte A. Thompson
Donna L. Day	Debra S. Mitchell-Dow	Sue A. Tracy
Corinna F. Eaton	Amanda A. Moore	Stephen R. Trader
Julie M. Eaton	Michele L. Morrison	Jyl E. Tucker
Pamela J. Farnsworth	Debra J. Newman	Donna G. Turner
Ernest F. Fernald	Nicole E. Norton	Sonja L. Vance
Joseph Flanagan, Jr.	Allison E. Norwood	Lisa F. Veazie
Debra L. Foster	Debbie B. Norwood	Jeffrey M. Warner
Dorene S. Gilley	Jane M. Parker	Nancy J. Warner
Jennifer G. Grant	Rachel I. Pelletier	Dianne L. Watson
Susanne M. Griffin	Leah R. Perry	Jeanne L. F. Weeks
Annette J. Guertin	Stephanie L. Pidhurney	Corey B. Whitegiver
Jason W. Guest	Joyce K. Pilling	Misty D. Wilbur
Kelli M. Hall	Charles F. Proctor	Dawn M. Woodward
Kelton I. Hallett	Clifford S. Quinn	Carolyn A. Wright
Christine L. Harding	Michelle P. Rafferty	Lisa L. Young
Tara M. Hart	Mary C. Ratner	Lisa M. Young
Nancy B. Hastings	Angela E. Reckner	Julie B. Zimmerman
Derek W. R. Hayes	Julie A. Redman

Bar Harbor Bankshares 15

Corporate Information / 2002 Annual Report

Financial Information

Shareholders, analysts and other investors seeking financial information about Bar Harbor Bankshares should contact Gerald Shencavitz, Chief Financial Officer and Treasurer, at (207) 288-3314.

Shareholder Assistance

Questions concerning your shareholder account, including change of address forms, records or information about lost certificates or dividend checks, should be directed to our transfer agent:

American Stock Transfer & Trust Company
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-937-5449
www.amstock.com

Internet

Bar Harbor Banking and Trust Company information, as well as Bar Harbor Bankshares' Form 10-K, is available on the worldwide web at: www.bhbt.com. BTI Financial Group information is available on the worldwide web at: www.btifinancial.com. Dirigo Investments, Inc. information is available on the worldwide web at: www.dirigoinvest.com.

Annual Meeting

The Annual Meeting of shareholders of Bar Harbor Bankshares will be held at 11:00 a.m. on Wednesday, May 28, 2003, at the Atlantic Oakes Conference Center, Eden Street, Bar Harbor, Maine.

Printed Financial Information

We will provide, without charge, and upon written request, a copy of the Bar Harbor Bankshares' Annual Report to the Securities and Exchange Commission, Form 10-K. The Bank will also provide, upon request, Annual Disclosure Statements for Bar Harbor Banking and Trust Company as of December 31, 2002. Please contact Marsha C. Sawyer, Bar Harbor Bankshares Clerk, at (207) 288-3314.

Stock Exchange Listing

Bar Harbor Bankshares common stock is traded on the American Stock Exchange (www.amex.com), under the symbol BHB. Our newspaper listing is: BarHarb.

Mailing Address

If you need to contact our home office, write:

Bar Harbor Bankshares
P.O. Box 400
82 Main Street
Bar Harbor, Maine 04609
(207) 288-3314

This report contains certain statements which may be considered to be forward-looking within the meaning of the Private Securities Litigation and Reform Act of 1995 (the "PSLRA"). You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. For these statements, the Company claims the protection of the safe harbor for forward-looking statements provided by the PSLRA. Investors are cautioned that forward-looking statements are inherently uncertain, and therefore, the Company cautions the reader that actual results could differ materially from those expected to occur depending upon a number of factors. These factors include, but are not necessarily limited to, changes in interest rates, the performance of financial markets, changes in domestic and foreign laws, regulations and taxes, competition, industry consolidation, credit risks and other factors. Some of the other factors that could cause or contribute to such differences include, but are not limited to, Company expenses, loan losses, rates charged on loans and earned investments, variances in the actual versus projected growth of assets, return on assets and other non-interest income earned, as well as other risk factors. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

16 Bar Harbor Bankshares

IBC & FOLD-OUT PAGE

Office Locations / 2002 Annual Report

Bar Harbor Bankshares / 2002 Annual Report

(Graphic)

Corporate Headquarters & Bar Harbor Office 82 Main Street 288-3314

(Graphic)

Blue Hill Office 9 Main Street 374-5600

(Graphic)

BTI Bangor Office One Cumberland Place 1-877-475-5399

(Graphic)

BTI Ellsworth Office 135 High Street 1-877-475-5399

(Graphic)

Deer Isle Office Church Street 348-2319

(Graphic)

Ellsworth Office 137 High Street 667-7194

(Graphic)

Lubec Office 68 Washington Street 733-4931

(Graphic)

Machias Office 20 Main Street 255-3372

(Graphic)

Milbridge Office Main & Bridge Street 546-7323

(Graphic)

Northeast Harbor Office 111 Main Street 276-3314

(Graphic)

Operations Center 11 Avery Lane, Ellsworth 667-7100

(Graphic)

Southwest Harbor Office 314 Main Street 244-3314

(Graphic)

Winter Harbor Office 385 Main Street 963-5800

ibc

(Graphic)

BACK COVER

Experience

Bar Harbor Bankshares Logo

Post Office Box 400 / 82 Main Street / Bar Harbor, Maine 04609

207.288.3314 / www.bhbt.com